EXHIBIT 23.1



           CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 6, 1997 included in Serologicals Corporation's Annual Report on Form 10-K for the fiscal year ended December 29, 1996 and to all references to our firm included in this Registration Statement.





/s/ Arthur Andersen LLP
Atlanta, Georgia
August 22, 1997